Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of

Suffolk Bancorp

We have issued our reports dated March 15, 2011 (except for Note 1(A) and the related effects thereof as to which the date is December 20, 2011) with respect to the consolidated financial statements and dated March 15, 2011 (except for the matters discussed in paragraphs five through nine of Management’s Report on Internal Control over Financial Reporting as to which the date is December 20, 2011) with respect to internal control over financial reporting included in the Annual Report of Suffolk Bancorp and subsidiaries on Form 10-K/A for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Suffolk Bancorp on Form S-3 (File No. 333-160829, effective July 27, 2009).

/s/ GRANT THORNTON LLP

New York, New York

December 20, 2011